Exhibit 3.3.2

AMENDMENT NO. 1 TO BY-LAWS OF

INOTEK PHARMACEUTICALS CORPORATION

dated February 12, 2004

Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”), does hereby amend its By-Laws, dated July 15, 1999 (the “By-Laws”), as follows:

1. Section 2 of Article I of the By-Laws is hereby amended by deleting such section in its entirety and replacing such section with the following:

“Section 2. Special Meetings. Unless otherwise required by the laws of the State of Delaware, (i) any two directors or (ii) any holder or holders of at least twenty percent (20%) of the outstanding Series A Convertible Preferred Stock of the Corporation shall have the right to call a special meeting of the Board of Directors or stockholders. Notwithstanding (i) and (ii) above, special meetings may also be called by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors authorized. Special meetings of the stockholders may be held at such place within or without the State of Delaware as may be stated in such resolution.”

2. All other aspects of the By-Laws shall remain unchanged and in full force and effect.

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The undersigned hereby certifies that the By-Laws are so modified and amended by the Board of Directors of the Corporation to reflect the changes enumerated herein, as of the date above first written.

INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ Andrew Salzman, M.D.
Andrew Salzman, M.D.

Title:	President